PRESS RELEASE

Innospec REPORTS FIRST QUARTER FINANCIAL RESULTS

Newark, Del. - April 30, 2008 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2008.

Total net sales for the quarter were $168.7 million, a 16% increase from $145.3 million in last year's first quarter. Net income was $7.3 million, or $0.30 per diluted share, compared with $6.0 million, or $0.24 per diluted share, a year ago. Included in the results are goodwill impairment and a small restructuring charge, which reduced net income by $1.4 million, or $0.06 per diluted share, compared with similar charges of $4.8 million, or $0.19 per diluted share, a year ago. Results for the first quarter of 2008 also include accruals totaling $6.8 million, or $0.28 per diluted share, for legal and other professional expenses related to the continuing investigation by the Securities and Exchange Commission and the Department of Justice of the United Nations Oil for Food Program. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $19.6 million, compared with $24.3 million a year ago. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the schedules below.

"Our solid first quarter operating results are primarily due to the continued strong momentum in our Fuel Specialties business," said Paul Jennings, President and Chief Executive Officer. "In Octane Additives, results excluding legal and professional expenses were broadly in line with the longer-term decline we expect in this business. Results in Active Chemicals were below our expectations, reflecting the timing of certain shipments and reduced gross margins, but we expect the segment's performance to improve over the balance of the year."

In the Fuel Specialties segment, operating income for the quarter was $23.6 million, a 65% increase from $14.3 million a year ago. The segment's gross margin was 34.4%, compared with 34.8% a year ago. Its net sales for the quarter rose 34%, to $114.6 million. By region, sales rose 30% in the Americas, 33% in the Europe, Middle East and Africa (EMEA) region, and 52% in the Asia-Pacific region.

Mr. Jennings said, "Fuel Specialties continues to deliver powerful growth, as its 34% sales increase for the quarter was achieved on top of a 22% increase a year ago. The segment benefited from especially strong sales of its winter additives in the Americas and EMEA regions. Fuel Specialties continues to build its market share across a variety of global fuel additives markets by leveraging our substantial R&D investments, consultative marketing approach and ongoing focus on excellent customer service."

Operating income in Active Chemicals was $0.1 million, compared with $2.6 million in last year's first quarter. The segment's gross margin was 13.5%, compared with 21.8% a year ago. The margin decline was primarily due to a shift in the timing of shipments to a key customer, a lower-margin product mix, and increased raw material costs. Net sales in Active Chemicals were $35.5 million, a 4% increase.

The Octane Additives segment reported an operating loss for the quarter of $3.0 million, including $6.8 million in legal and other professional expense accruals related to the SEC and DOJ investigation. Excluding those accruals, Octane Additives' operating income was $3.8 million, compared with $7.5 million a year ago. The gross margin for the quarter was 40.3%, down from 48.6% a year ago, reflecting a shift in the sales mix and the impact of lower production volumes. The segment's net sales for the quarter were $18.6 million, down 27% from a year ago.

Corporate costs for the quarter were $6.0 million, compared with $5.0 million a year ago, primarily due to higher personnel-related costs. The non-cash goodwill impairment charge in Octane Additives was $1.1 million, down significantly from $4.4 million in last year's first quarter. Restructuring charges in the quarter totaled $0.5 million, compared with $0.7 million a year ago. The Company also incurred a $0.6 million pre-tax non-cash charge related to its pension plans, compared with a $1.1 million charge a year ago.

Innospec's balance sheet remained strong as of March 31, 2008, with net debt of $44.9 million, compared with stockholders' equity of $272.2 million. Operating cash flow for the quarter was excellent at $19.8 million, facilitating debt repayments of $22.0 million.

During the first quarter, the Company repurchased approximately 398,000 additional shares of Innospec common stock for $7.7 million. The Board of Directors also approved an 11% increase in the semi-annual dividend, to $0.05 per share, which was paid in early April.

Mr. Jennings concluded, "We are very pleased with Innospec's robust cash generation during the quarter, which enabled us to further strengthen our balance sheet while again returning substantial capital to our shareholders through stock repurchases. We remain comfortable with our previous sales and gross margin guidance ranges for 2008. Longer term, we continue to believe Innospec has excellent growth potential in its chosen markets within Fuel Specialties and Active Chemicals."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of Octane Additives business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated April 30, 2008. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Active Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional; Fragrance Ingredients; Plastics & Polymers and Pulp & Paper markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including, without limitation, all of the Company's guidance for sales, gross margins, net income, growth potential and other measures of financial performance. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, our ability to continue to achieve organic growth in our Fuel Specialties and Active Chemicals businesses, our ability to successfully integrate any acquisitions in those business segments, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and the SEC and DOJ investigation into the Company's involvement in the United Nations Oil for Food Program, or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5846

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31

	2008	2007
(in millions except per share data)

Net sales	$168.7	$145.3
Cost of goods sold	(117.0)	(95.6)
Gross profit	51.7	49.7

Selling, general and administrative	(31.8)	(25.1)
Research and development	(3.7)	(3.2)
Restructuring charge	(0.5)	(0.7)
Amortization of intangible assets	(2.1)	(3.1)
Impairment of Octane Additives business goodwill	(1.1)	(4.4)
	(39.2)	(36.5)
Operating income	12.5	13.2
Other net income	0.5	0.1
Interest expense (net)	(1.3)	(1.6)
Income before income taxes	11.7	11.7
Income taxes	(4.4)	(5.7)
Net income	$7.3	$6.0

Earnings per share Basic	$0.31	$0.25
Diluted	$0.30	$0.24

Weighted average shares Basic	23,680	23,795
outstanding in thousands Diluted	24,357	25,291

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS

ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended March 31
	2008	2007
(in millions)

Net sales
Fuel Specialties	$114.6	$85.8
Active Chemicals	35.5	34.0
Octane Additives	18.6	25.5
	168.7	145.3

Gross profit
Fuel Specialties	39.4	29.9
Active Chemicals	4.8	7.4
Octane Additives	7.5	12.4
	51.7	49.7

Operating income/(loss)
Fuel Specialties	23.6	14.3
Active Chemicals	0.1	2.6
Octane Additives	(3.0)	7.5
FAS 158/87 pension (charge)	(0.6)	(1.1)
Corporate costs	(6.0)	(5.0)
	14.1	18.3

Restructuring charge	(0.5)	(0.7)
Impairment of Octane Additives business goodwill	(1.1)	(4.4)
Total operating income	$12.5	$13.2

Schedule 2B

NON GAAP MEASURES

(in millions)	2008	2007

Net income	$7.3	$6.0
Interest expense (net)	1.3	1.6
Income taxes	4.4	5.7
Depreciation and amortization	5.5	6.6
Impairment of Octane Additives business goodwill	1.1	4.4
EBITDA	19.6	24.3

Fuel Specialties	24.7	15.0
Active Chemicals	1.7	4.3
Octane Additives	(1.0)	10.8
FAS 158/87 pension (charge)	(0.6)	(1.1)
Corporate costs	(5.2)	(4.1)
	19.6	24.9
Restructuring charge	(0.5)	(0.7)
Other net income	0.5	0.1
EBITDA	$19.6	$24.3

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	March 31 2008	December 31 2007
Assets	(in millions)
Current assets
Cash and cash equivalents	$14.1	$24.3
Accounts receivable (less allowance of $2.1 and $2.0, respectively)	92.4	94.2
Inventories	127.3	132.6
Prepaid expenses	4.9	5.0
Total current assets	238.7	256.1

Property, plant and equipment	65.7	66.2
Goodwill - Octane Additives	11.6	12.7
Goodwill - Other	139.4	139.1
Intangible assets	39.8	41.9
Pension asset	36.1	34.8
Deferred finance costs	0.1	0.3
Total assets	$531.4	$551.1
Liabilities and Stockholders' Equity
Accounts payable	$58.3	$50.9
Dividend payable	1.2	-
Accrued liabilities	65.1	65.7
Accrued income taxes	3.1	6.9
Short-term borrowing	-	20.0
Current portion of plant closure provisions	3.3	4.4
Current portion of unrecognized tax benefits	8.3	12.6
Current portion of deferred income	0.1	0.1
Current deferred income taxes	0.8	0.1
Total current liabilities	140.2	160.7
Long-term debt, net of current portion	59.0	61.0
Plant closure provisions, net of current portion	23.2	22.4
Unrecognized tax benefits, net of current portion	29.1	27.4
Deferred income taxes, net of current portion	6.4	7.3
Other non-current liabilities	0.3	-
Deferred income, net of current portion	0.9	0.8
Minority interest	0.1	-
Total stockholders' equity	272.2	271.5
Total liabilities and stockholders' equity	$531.4	$551.1

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31
	2008	2007
	(in millions)
Cash Flows from Operating Activities

Net income	$7.3	$6.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5.7	6.9
Impairment of Octane Additives business goodwill	1.1	4.4
Deferred income taxes	(0.1)	(0.2)
Changes in working capital	14.6	(5.5)
Excess tax benefit from stock based payment arrangements	(1.0)	-
Income taxes and other current liabilities	(3.9)	(2.3)
Movement on plant closure provisions	(0.5)	(0.4)
Movement on pension asset/(liability)	(1.3)	0.1
Stock option compensation charge	1.0	0.5
Movements on other non-current liabilities	(3.1)	-
Movement on deferred income	-	(0.5)
Net cash provided by operating activities	19.8	9.0
Cash Flows from Investing Activities

Capital expenditures	(1.7)	(1.9)
Net cash (used in) investing activities	(1.7)	(1.9)
Cash Flows from Financing Activities

Net repayment of revolving credit facility	(2.0)	(58.0)
Repayment of term loan	(20.0)	(15.0)
Payments on capital leases	-	(0.1)
Excess tax benefit from stock based payment arrangements	1.0	-
Issue of treasury stock	0.3	0.7
Repurchase of common stock	(7.7)	(3.0)
Net cash (used in) financing activities	(28.4)	(75.4)
Effect of exchange rate changes on cash	0.1	1.1
Net change in cash and cash equivalents	(10.2)	(67.2)
Cash and cash equivalents at beginning of period	24.3	101.9
Cash and cash equivalents at end of period	$14.1	$34.7

Amortization of deferred finance costs of $0.2m (2007 - $0.3m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.